File No. 70-9023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

__________________________________________

AMENDMENT NO. 1 TO FORM U-1 DECLARATION
UNDER
THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

____________________________________________

Cinergy Corp.
Cinergy Investments, Inc.
139 East Fourth Street
Cincinnati, Ohio  45202

(Name of companies filing this statement and addresses of principal executive offices)

Cinergy Corp.

(Name of top registered holding company parent)

William L. Sheafer
Treasurer
Cinergy Corp.
(address above)

(Name and address of agent of service)

Applicants request that the Commission send copies of all notices, orders and communications in connection herewith to:

Jerome A. Vennemann                            William T. Baker
Associate General Counsel                      Reid & Priest LLP
Cinergy Corp.                                  40 West 57th
(address above)                                New York, New York  10019

     The following documents are filed herewith:

     (a) Exhibits:

     F-1  Preliminary opinion of counsel

     (b) Financial Statements:

     FS-1 Cinergy Consolidated Financial Statements, dated December 31,
1996
     FS-2 Cinergy Financial Statements, dated December 31, 1996
     FS-3 Investments Consolidated Financial Statements, dated December 31,
1996
     FS-4 Cinergy Consolidated Financial Data Schedule (included as part of electronic submission only)
     FS-5 Cinergy Financial Data Schedule (included as part of electronic submission only)
     FS-6 Investments Consolidated Financial Data Schedule (included as part of electronic submission only)

                              SIGNATURE

     Pursuant to the requirements of the Act, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

Dated:    May 20, 1997


                               CINERGY CORP.



                               By:  /s/ William L. Sheafer
                               Vice President and Treasurer



                               CINERGY INVESTMENTS, INC.



                               By:  /s/ William L. Sheafer
                               Vice President and Treasurer